Exhibit 99.1

For Immediate Release

Contact: Kenneth D. Gibbons

(802) 888-6600

Union Bankshares Announces First Quarter 2009 Earnings

and Quarterly Dividend Payment

Morrisville, VT April 15, 2009 – Union Bankshares, Inc. (NASDAQ – UNB) today announced financial results for the first quarter ended March 31, 2009.

The Company reported net Income of $1.27 million or $.28 per share compared to $1.41 million or $0.31 per share for the comparable period in 2008. The decrease in year over year net income is primarily due to increases in FDIC deposit insurance premiums of $123,000, pension plan expense of $145,000 reflecting a decline in the market value of pension plan assets under “mark to market” accounting and the receipt during the first quarter of 2008 of a $184,000 rehabilitation federal tax credit for one of the Company’s low income housing partnership investments. These changes were partially offset by increased noninterest income during the first quarter of 2009, mainly due to the refinancing and sales of residential mortgages.

Net interest income increased $21 thousand or 0.5%, which was less than anticipated, as a result of the 400 basis point decrease in the prime rate since January 1, 2008. The provision for loan losses for the first quarter of 2009 was $95 thousand compared to $50 thousand in the comparable period of 2008. The increase in the provision between years was mainly due to the $35.6 million, or 11.5%, increase in gross loans. Total loans, including loans held for sale, were $348.8 million at March 31, 2009 compared to $316.6 at March 31, 2008.

Other operating expenses only increased $88 thousand or 2.3% between years despite the addition of two full service branches during the second half of 2008. The increase in other operating expenses was more than offset by the increase in other operating income of $158 thousand which is mainly due to the increase in income from the sale of residential mortgage loans.

The Board of Directors, after careful consideration of the uncertainty in the current national economy, announcement by the Federal Deposit Insurance Corporation of a one-time additional deposit insurance assessment of $.20 per $100 of deposits as of June 30, 2009 (approximately $459,000 after tax), and the effects of mark to market accounting requirements, has determined that a decrease in the quarterly dividend is in the best interest of the Company at this time to maintain the Company’s capital strength. On April 15, 2009 a quarterly cash dividend of $0.25 per share was declared to shareholders of record April 27, 2009, payable May 8, 2009. Dividend for the previous quarter was $0.28 per share.

The Company under the Federal Reserve Board’s regulatory capital standards is well capitalized with Tier 1 Capital to total assets at December 31, 2008 of 9.95%.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and New Hampshire. As of March 31, 2009, the Company had approximately $421.8 million in consolidated assets compared to $388.2 million at March 31, 2008, or growth of 8.6%. The Company operates 14 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general or local economic conditions; changes in the interest rate environment or government monetary policy; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.